EXHIBIT 4.1A

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This Amendment No. 1 to Rights Agreement is entered into as of September 28, 1999, between ITI Technologies, Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, National Association, a national banking association (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 27, 1996 (the "Rights Agreement"); and

         WHEREAS, SLC Technologies, Inc., a Delaware corporation ("SLC"), and the Company propose to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated September 28, 1999, pursuant to which SLC will merge with and into the Company (the "Merger"), and certain stockholders of the Company propose to agree to vote for and otherwise support the Merger pursuant to Voting Support Agreements ("Voting Support Agreements"); and

         WHEREAS, the Board of Directors of the Company has approved the Merger Agreement, the Merger and the Voting Support Agreements; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         (a) Amendment of Section 1(f). Section 1(f) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, SLC shall not be deemed to beneficially own any securities of the Company that SLC would otherwise beneficially own as a result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement or the Voting Support Agreements, or (iii) consummation of the other transactions contemplated in the Merger Agreement and the Voting Support Agreements."

         (b) Amendment to Section 1(j). Section 1(j) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Upon the consummation of the Merger, the members of the Board designated by SLC will automatically become Continuing Directors."


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         (c) Amendment to Section 1. Section 1 of the Rights Agreement is
amended to add the following paragraphs at the end of thereof:

                  "(jj) "Merger" means the merger of SLC with and into the Company pursuant to the Merger Agreement.

                  (kk) "Merger Agreement" means the Agreement and Plan of Merger and Reorganization between the Company and SLC, dated as of September 28, 1999.

                  (ll) "Voting Support Agreements" mean the Voting Support Agreements between SLC and certain stockholders of the Company, dated as of September 28, 1999.

                  (mm) "SLC" means SLC Technologies, Inc., a Delaware corporation, and its Affiliates and Associates.

         (d) Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Voting Support Agreements or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Support Agreements (including any public announcements or reports filed pursuant to the Exchange Act.)"

         (e) Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, SLC shall not become an Adverse Person as the result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Voting Support Agreements or (iii) the consummation of the transactions contemplated by the Merger Agreement and the Voting Support Agreements."

         (f) Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary,
                  (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Voting Support Agreements or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Support Agreements (A) shall not be deemed to be events of the type described in the first sentence of this

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                  Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13 and
                  (B) SLC shall not be deemed to be a Principal Party as a result of the consummation of the Merger or the transactions contemplated in the Merger Agreement and the Voting Support Agreements."

         (g) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date and year first above written.


                                  ITI TECHNOLOGIES, INC.


                                  By      /s/ C A Durant
                                    --------------------------------------------
                                      Its Vice President and General Counsel
                                         ---------------------------------------



                                  NORWEST BANK MINNESOTA,
                                    NATIONAL ASSOCIATION


                                  By      /s/ Susan J. Roeder
                                    --------------------------------------------
                                      Its Vice President
                                         ---------------------------------------





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